Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Option and Incentive Plan of Zions Bancorporation of our reports dated March 1, 2005, with respect to the consolidated financial statements of Zions Bancorporation, Zions Bancorporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Zions Bancorporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

May 4, 2005